Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2007 Employee Stock Purchase Plan of American Electric Technologies, Inc., of our report dated March 30, 2012, with respect to the consolidated financial statements of American Electric Technologies, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the years ended December 31, 2011 and 2010 as filed with the Securities and Exchange Commission.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas

August 29, 2012